Exhibit 99.3

CERNER CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

We derived the following unaudited pro forma condensed consolidated financial information by applying pro forma adjustments attributable to the Siemens Health Services ("Siemens HS") acquisition to our historical condensed consolidated financial statements and the Siemens HS financial statements included in this Form 8-K/A. The unaudited condensed consolidated pro forma balance sheet gives pro forma effect to the Siemens HS acquisition as if it had occurred on January 3, 2015. The unaudited condensed consolidated pro forma statement of operations data for the fiscal year ended January 3, 2015 gives effect to the Siemens HS acquisition as if it had occurred on December 29, 2013. We describe the assumptions underlying the pro forma adjustments in the accompanying notes to unaudited pro forma condensed consolidated financial information, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes appearing elsewhere in our Annual Report on Form 10-K for the period ended January 3, 2015, and the Siemens HS financial statements included in this Form 8-K/A.

CERNER CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
As of January 3, 2015

	Historical		As of January 3, 2015
	As of		Purchase Price Pro Forma Adjustments	Purchase Price Allocation Pro Forma Adjustments	Acquisition Cost Pro Forma Adjustments	Cerner Pro Forma Siemens HS Acquisition
	January 3, 2015	September 30, 2014
(In thousands)	Cerner	Siemens HS

Assets
Current assets:
Cash and cash equivalents	$635,203	$21	$(502,014)	$(21)	$(17,500)	$115,689
Short-term investments	785,663	—	(770,000)	—	—	15,663
Receivables, net	672,778	208,873	—	35,338	—	916,989
Other current assets	255,142	245,953	—	(194,500)	—	306,595
Total current assets	2,348,786	454,847	(1,272,014)	(159,183)	(17,500)	1,354,936

Property and equipment, net	924,260	121,264	—	27,858	—	1,073,382
Software development costs, net	420,199	261,386	—	(261,386)	—	420,199
Goodwill	320,538	275,345	—	232,181	—	828,064
Intangible assets, net	126,636	21,429	—	551,551	—	699,616
Other non-current assets	390,146	313,289	(100,000)	(313,056)	—	290,379
Total assets	$4,530,565	$1,447,560	$(1,372,014)	$77,965	$(17,500)	$4,666,576

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$160,285	$74,709	$—	$(39,670)	$—	$195,324
Current installments of long-term debt and capital lease obligations	67,460	—	—	—	—	67,460
Deferred revenue	209,655	258,387	—	(170,451)	—	297,591
Other current liabilities	196,915	156,864	—	(142,853)	(6,816)	204,110
Total current liabilities	634,315	489,960	—	(352,974)	(6,816)	764,485

Long-term debt and capital lease obligations	62,868	—	—	—	—	62,868
Deferred income taxes and other liabilities	256,601	126,099	—	(126,099)	—	256,601
Deferred revenue	10,813	342,959	—	(326,434)	—	27,338
Total liabilities	964,597	959,018	—	(805,507)	(6,816)	1,111,292

Shareholders’ Equity	3,565,968	488,542	—	(488,542)	(10,684)	3,555,284

Total liabilities and shareholders’ equity	$4,530,565	$1,447,560	$—	$(1,294,049)	$(17,500)	$4,666,576

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

CERNER CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
For the year ended January 3, 2015

	Historical		For the year ended January 3, 2015
	For the year ended		Classification Pro Forma Adjustments	Acquisition Pro Forma Adjustments	Acquisition Cost Pro Forma Adjustments	Cerner Pro Forma Siemens HS Acquisition
	January 3, 2015	September 30, 2014
(In thousands, except per share data)	Cerner	Siemens HS

Revenues	$3,402,703	$1,199,157	$—	$—	$—	$4,601,860
Costs of revenue	604,377	803,517	(537,417)	—	—	870,477
Total margin	2,798,326	395,640	537,417	—	—	3,731,383

Operating expenses:
Sales and client service	1,395,568	—	614,451	—	—	2,010,019
Software development	392,805	224,384	—	—	—	617,189
General and administrative	246,869	185,727	(77,034)	83,282	(15,786)	423,058
Contract settlement (gain)	—	(38,057)	—	—	—	(38,057)
Total operating expenses	2,035,242	372,054	537,417	83,282	(15,786)	3,012,209

Operating earnings	763,084	23,586	—	(83,282)	15,786	719,174

Other income (expense), net	11,090	(1,066)	—	—	—	10,024

Earnings before income taxes	774,174	22,520	—	(83,282)	15,786	729,198
Income taxes	(248,741)	(8,607)	—	32,438	(5,648)	(230,558)

Net earnings	$525,433	$13,913	$—	$(50,844)	$10,138	$498,640

Basic earnings per share	$1.54					$1.46
Diluted earnings per share	$1.50					$1.42
Basic weighted average shares outstanding	342,150					342,150
Diluted weighted average shares outstanding	350,386					350,386

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

CERNER CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)

(1) Purchase Price

Consideration for the acquisition was $1,372,014 of cash. The purchase price is subject to certain post-closing adjustments for working capital and pension obligations, as specified in the Master Sale and Purchase Agreement dated August 5, 2014, as amended.

We used a combination of cash on hand and proceeds from the sale of investments to fund the acquisition. The sources of funds used in connection with the acquisition are reflected in the Unaudited Condensed Consolidated Pro Forma Balance Sheet as follows:

Cash and cash equivalents	$502,014
Short-term investments	770,000
Long-term investments	100,000

Total net tangible assets	$1,372,014

(2) Allocation of Purchase Price

The acquisition of Siemens HS will be treated as a purchase in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed in the transaction. Our allocation of purchase price is based on management's judgment after evaluating several factors, including a preliminary valuation assessment. The allocation of purchase price is preliminary and subject to changes, which could be significant, as appraisals of tangible and intangible assets are finalized, working capital and pension obligation adjustments are finalized, and additional information becomes available. The preliminary allocation of purchase price reflects reclassification adjustments to present assets and liabilities consistent with Cerner's historical presentation.

The preliminary allocation of purchase price is reflected in the Unaudited Condensed Consolidated Pro Forma Balance Sheet as follows:

	Allocation Amount	Estimated Weighted Average Useful Life
Receivables, net	$244,211
Other current assets	51,453
Property and equipment	149,122
Goodwill	507,526
Intangible assets:
Customer relationships	331,000	9 years
Existing technologies	201,990	5 years
Trade names	39,990	8 years
Total intangible assets	572,980
Other non-current assets	233
Accounts payable	(35,039)
Deferred revenue (current)	(87,936)
Other current liabilities	(14,011)
Deferred revenue (non-current)	(16,525)

Total purchase price	$1,372,014

Intangible assets are expected to be amortized on a straight-line basis over the estimated useful lives above.

(3) Acquisition Costs

For the year ended January 3, 2015, we incurred $15,786 of pre-tax costs in connection with our acquisition of Siemens HS. An adjustment is reflected in the Unaudited Condensed Consolidated Pro Forma Statement of Operations to remove such costs, along with the related income tax benefit of $5,648.

Direct and incremental transaction costs expected to be incurred in connection with the closing of the transaction in 2015 are estimated at $17,500. Our estimate of such costs is based on management's judgment after evaluating several factors, including 2014 actual costs and amounts contractually due to external advisers and service providers. An adjustment is reflected in the Unaudited Condensed Consolidated Pro Forma Balance Sheet for such costs, along with the related income tax benefit of $6,816. The income tax benefit was derived using a statutory income tax rate of 38.95%.

(4) Other Adjustments to Unaudited Condensed Consolidated Pro Forma Statement of Operations

Reclassification adjustments are reflected in the Unaudited Condensed Consolidated Pro Forma Statement of Operations in order to estimate the presentation of Siemens HS costs and expenses consistent with Cerner's historical presentation.

An adjustment of $83,282 is reflected in the Unaudited Condensed Consolidated Pro Forma Statement of Operations to estimate the incremental depreciation and amortization resulting from the preliminary allocation of purchase price. The related income tax benefit is also presented, derived using a statutory tax rate of 38.95%.

(5) Subsequent Events

In January 2015, we issued $500,000 aggregate principal amount of unsecured Senior Notes ("Notes"), pursuant to a Master Note Purchase Agreement dated December 4, 2014. The issuance consisted of $225,000 of 3.18% Series 2015-A Notes due February 15, 2022, $200,000 of 3.58% Series 2015-B Notes due February 14, 2025, and $75,000 in floating rate Series 2015-C Notes due February 15, 2022. Interest is payable semiannually on February 15th and August 15th in each year, commencing on August 15, 2015 for the Series 2015-A Notes and Series 2015-B Notes. The Series 2015-C Notes will accrue interest at a floating rate equal to the Adjusted LIBOR Rate (as defined in the Master Note Purchase Agreement), payable quarterly on February 15th, May 15th, August 15th and November 15th in each year, commencing on May 15, 2015. The Master Note Purchase Agreement contains certain leverage and interest coverage ratio covenants and provides certain restrictions on our ability to borrow, incur liens, sell assets, and other customary terms. Proceeds from the Notes are available for general corporate purposes. This transaction has not been reflected in the Unaudited Pro Forma Condensed Financial Information, as the debt issuance was not directly attributable to the acquisition transaction.

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